Exhibit 99.1

For Immediate Release
Contact:
Ms. Krista Arkfeld
Director of Corporate Communications
karkfeld@supertelinc.com

Supertel Begins Search for New CEO

NORFOLK, NE, September 12, 2014 – Supertel Hospitality, Inc. (NASDAQ: SPPR) (the “Company”), a real estate investment trust (REIT), today announced that Kelly Walters, chief executive officer, has informed the Supertel Board of Directors of his plan to leave his position as chief executive officer upon the earlier of the Company hiring a replacement or at the end of the year, December 31, 2014.  Mr. Walters will remain on the board of directors.

The Board of Directors has established a search committee to identify a new CEO.

Walters said, “I have enjoyed my years as the executive leader of Supertel immensely.  I will always treasure the experience of meeting the challenges in the hotel industry with the dedicated and fine people of my team.  I am excited about the company’s future but it is time for me to seek new challenges.  I look forward to meeting the company’s new executive leader and assisting in the transition.”

Jim Friend, chairman of Supertel, said, “Kelly Walters became the company’s key leader in April 2009 during a very challenging environment for the hotel industry.  He has overseen the strengthening of the company balance sheet, the reduction of debt and the divestment of a number of older legacy hotels, positioning the company for the next level of growth.  We greatly appreciate his dedication and leadership and wish him well as he seeks new challenges.”

About Supertel Hospitality, Inc.

Supertel Hospitality, Inc. (NASDAQ: SPPR) is a self-administered real estate investment trust that specializes in the ownership of select-service hotels. The Company owns 61 hotels comprising 5,319 rooms in 20 states.  Supertel’s hotels are franchised by a number of the industry’s most well-regarded brand families, including Hilton, Choice and Wyndham.  For more information or to make a hotel reservation, visit www.supertelinc.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.